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                                                                    EXHIBIT 10.6

                 Amendment to 2000 Employee Stock Purchase Plan
             Adopted by the Board of Directors on November 14, 2000


     RESOLVED: That the second paragraph of Section 3 of the 2000 Employee Stock Purchase Plan is hereby amended to read in full as follows: "To the extent permitted by applicable laws, if the Fair Market Value of a share of Common Stock on the first day of any Purchase Period (the "First Day") within an Offering Period is lower than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately and shall be automatically re-enrolled in the Offering Period which commences on such First Day."